EXHIBIT 99.1

TERRA SECURED INCOME FUND 5, LLC

December 20, 2023

Dear Investor,

We are writing you, as an investor in Terra Secured Income Fund 5, LLC (the “Fund”), to inform you of the Fund’s upcoming distribution to its investors of the shares of common stock of Terra Property Trust, Inc. (“TPT”) currently indirectly held by the Fund, the planned termination of the Fund and certain related matters.

Background

On January 1, 2016, the Fund engaged in a combination transaction (the “REIT Formation Transaction”) with other funds focused on similar commercial real estate investment strategies and managed by the Fund’s manager (collectively referred to as the “Terra Funds”). The purpose of the REIT Formation Transaction was to increase the scale of the combined company and to operate the combined business through TPT, a newly formed REIT subsidiary. As of the closing of the REIT Formation Transaction, the Terra Funds contributed their assets to TPT in exchange for shares of common stock of TPT, with the Fund surviving as the parent entity and the sole Terra Fund owned by investors. Prior to undertaking the REIT Formation Transactions, the Terra Funds distributed a consent solicitation memorandum disclosing the details of the proposed transactions and received the requisite consent of investors in each of the Terra Funds to engage in the REIT Formation Transaction. The consent solicitation memorandum disclosed that the Fund could in the future make a distribution-in-kind to its members of TPT shares, rather than a cash distribution.

Distribution of TPT Shares and Fund Termination

Distribution of TPT Class B Common Stock by the Fund

As you may be aware, the limited liability company agreement of the Fund provides that the term of the Fund expires on December 31, 2023. As of the date of this letter, the Fund indirectly owns 14,912,990.19 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), representing 61% of the outstanding shares of Class B Common Stock. Effective December 29, 2023 (the “Distribution Date”), the Fund will distribute all of its shares of Class B Common Stock to the Fund’s members as part of the winding up of the Fund. Each member of the Fund will receive 2,252.02 shares of Class B Common Stock for each unit of membership interest in the Fund (“Unit”) held by such member. Prior to the Distribution Date, the Fund’s manager, Terra Fund Advisors, LLC, will amend the Fund’s limited liability company agreement, as expressly permitted by the terms thereof, to provide for such a distribution-in-kind of the shares of Class B Common Stock to the Fund’s members. Because the Fund currently owns its interests in the shares of Class B Common Stock indirectly through its ownership of interests in Terra JV, LLC (“Terra JV”), prior to the Distribution Date, Terra JV will first distribute the shares of Class B Common Stock to the Fund, and the Fund will then distribute those shares to its members on the Distribution Date. In order to facilitate the accurate distribution of the shares of Class B Common Stock on the Distribution Date, the Fund will suspend all Unit transfers effective as of December 22, 2023.

The payment date of the final monthly cash distribution to the Fund’s members will be accelerated slightly, to December 28, 2023 (the day immediately prior to the Distribution Date). In addition, the final cash distribution payable will be $85.50 per Unit, representing a reduction from the prior month’s distribution due to the Fund’s approximate expenses in connection with the distribution of the Class B Common Stock and the winding up and termination of the Fund (as discussed below).

Mechanics of Class B Common Stock Distribution

Since all Units are currently held in book entry form (i.e., are not represented by physical certificates), all shares of Class B Common Stock distributed to Fund investors will also be recorded in book entry form on the books and records of TPT’s transfer agent and registrar, Computershare. The distribution of the Class B Common Stock does not require any consent or other action on the part of any member of the Fund. Following the distribution of the shares of Class B Common Stock by the Fund as described above, each member of the Fund will receive further information from Computershare about the distribution, including the specific number of shares of Class B Common Stock allocated to their account and instructions regarding how to access their account information.

Tax Treatment of Class B Common Stock Distribution

The U.S. federal income tax consequences to a member receiving shares of Class B Common Stock will depend on whether the distribution is treated as a distribution of property or as a distribution of cash from a partnership under Section 731 of the Internal Revenue Code of 1986 (the “Code”). For U.S. federal income tax purposes, a member’s receipt of a distribution of property from a partnership generally is not taxable, while a distribution of cash (or a distribution deemed to be cash) from a partnership can be taxable. Based on our review of the relevant Code Sections and underlying Treasury regulations, we believe the shares of Class B Common Stock should be treated as a distribution of property and not cash under Section 731 of the Code. Accordingly, the distribution of shares of Class B Common Stock should not result in any gain or loss to the member.

If no gain or loss is recognized on the distribution of shares of Class B Common Stock, then the member’s adjusted tax basis in his or her shares will equal the adjusted tax basis in his or her Units immediately before the distribution, reduced by the amount of any cash distributed to such member. A member’s adjusted tax basis in its Units will depend upon various factors, including the price paid by such member for such Units, the amount and nature of any prior distributions received with respect to such Units, and any prior profits or losses allocated to such Units. The U.S federal income tax consequences of the distribution are complex. Each member should consult an independent tax advisor regarding the U.S. federal income tax consequences of the distribution in light of their particular circumstances.

Termination of the Fund

Following the Distribution Date, the Fund and Terra JV will commence the process of an orderly winding up and termination, which process is expected to be complete in the first quarter of 2024. Following the Distribution Date, each member of the Fund will be a stockholder of TPT and a member of the Fund, provided that following the Distribution Date the Fund will hold nominal assets and is not expected to conduct any business other than its orderly winding up and termination.

TPT Strategic Transactions

Potential Liquidity Transactions

Shares of Class B Common Stock are freely transferrable, subject to customary limitations on share transfer and ownership in TPT’s charter designed to help TPT maintain its qualification as a REIT. However, the Class B Common Stock is currently not listed on any securities exchange and there is no public market for the Class B Common Stock. TPT will continue to evaluate a variety of potential liquidity transactions that would be in the best interests of its stockholders, including a listing of shares of TPT’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), on a national securities exchange, an adoption of a share repurchase plan or a merger or other strategic business combination.

Progressing Towards a Liquidity Event

In 2016, TPT voluntarily registered its common stock with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, and became a public reporting company. TPT choose to voluntarily subject itself to the SEC’s extensive public reporting requirements in part to provide its investors with enhanced visibility and transparency and to improve TPT’s ability to efficiently pursue an IPO, direct listing of TPT’s common stock on a national securities exchange or other potential transactions that would provide liquidity to its stockholders.

As previously disclosed, on October 1, 2022, TPT acquired via merger Terra Income Fund 6, Inc. (“Terra BDC”), a specialty finance company that invested primarily in commercial real estate loans, preferred equity real estate investments and select commercial real estate-related debt securities. TPT acquired Terra BDC primarily because the transaction enhanced TPT’s diversification and scale, thereby creating more favorable conditions for a successful IPO or direct listing of the Class A Common Stock on a national securities exchange.

As previously disclosed, on June 27, 2023, TPT entered into a merger agreement with Western Asset Mortgage Capital Corporation (“WMC”). On August 8, 2023, WMC terminated the merger agreement in accordance with its terms to pursue what the WMC board of directors deemed a superior unsolicited acquisition proposal from AG Mortgage Investment Trust, Inc. and in connection with such termination paid TPT a termination fee of $3,000,000. If completed, the merger with WMC would have resulted in TPT’s stockholders ultimately receiving shares of common stock that were listed on the NYSE and freely transferrable, thus providing them with a path to liquidity with respect to their investments. TPT believes that its merger proposal provided superior value to WMC stockholders. Although ultimately not successful, TPT’s diligent pursuit of the WMC merger is indicative of TPT’s continued focus on the maximization of value and pursuit of liquidity on behalf of its stockholders.

Direct Listing or Public, Non-Traded REIT Conversion

One of the potential future liquidity transactions that TPT continues to evaluate is a “direct listing” of the Class A Common Stock on a national securities exchange (i.e., a listing not involving a concurrent public offering of newly issued shares). If market conditions are not supportive of a direct listing that would in TPT’s view lead to a constructive trading environment for the Class A Common Stock, TPT will explore alternative paths to pursue TPT’s investment strategy and provide liquidity to its investors, including converting TPT into a traditional “non-traded REIT.” As part of a potential conversion to a non-traded REIT, TPT would adopt a customary share repurchase plan pursuant to which TPT’s investors could request to have their shares of TPT common stock redeemed for cash.

To this end, TPT recently amended its articles of amendment and restatement to provide its board of directors with greater flexibility to pursue a direct listing. As TPT previously disclosed, in connection with a listing of shares of its Class A Common Stock on a national securities exchange, the outstanding shares of Class B Common Stock will be convertible on a one-for-one basis into listed shares of Class A Common Stock, subject to certain conversion terms and holding periods. Currently, there are no outstanding shares of Class A Common Stock.

TPT’s amended and restated articles also incorporate the provisions generally required by state regulators in order to become a non-traded REIT and publicly sell shares of its stock not listed on an exchange. These non-traded REIT provisions will spring into effect and become operative if TPT ultimately decides to register and sell shares in a non-traded REIT format.

Investor Calls and Additional Information

TPT recognizes the value in keeping investors informed about its portfolio and the strategic direction of the company. In addition to the continued public company reports, beginning in March 2024, TPT intends to hold quarterly investor calls to discuss the results of the preceding period and to engage directly with investors on matters of focus. The timing and logistics of the calls will be announced in advance and open to all investors.

For additional information regarding TPT, including the terms of TPT’s common stock, please see the reports filed by TPT with the U.S. Securities and Exchange Commission (the “SEC”), which are available free of charge through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by TPT are also available free of charge on TPT’s website at https://www.terrapropertytrust.com.

We are grateful for your loyalty and support during your time as an investor in the Fund. We look forward to speaking with you and answering any questions or addressing any concerns you may have in the upcoming weeks. Please contact Investor Relations at (212) 753-5100; email: ir@mavikcapital.com with any questions.